UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2011

Financial Engines, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34636	94-3250323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1804 Embarcadero Road, Palo Alto, California		94303
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 565-4900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2011, based upon the recommendation of the nominating and corporate governance committee, the Board of Directors of Financial Engines, Inc. (the "Company") increased the number of authorized directors from nine (9) to ten (10) and elected Mr. David Yoffie to fill this newly created vacancy. Mr. Yoffie will serve as a Class II director until the Annual Meeting of Stockholders in 2012, and will also serve on the nominating and corporate governance committee. Consistent with the compensation currently provided to the members of our Board of Directors, Mr. Yoffie will receive an annual retainer of $40,000 for his service until the next Annual Meeting of Stockholders, prorated for partial service. The Company and Mr. Yoffie will also enter into the Company’s customary forms of Indemnification Agreement and Confidential Information and Invention Assignment Agreement.

In addition, on the date of his election to the Board, June 15, 2011, Mr. Yoffie was granted a nondiscretionary, automatic option to purchase 50,000 shares of Financial Engines common stock under the Company’s Amended and Restated 2009 Stock Incentive Plan. This initial option will vest and become exercisable over four years, with the first 1/4th of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter over the subsequent three years. The option will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if a change in control occurs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Engines, Inc.

June 16, 2011	By:	/s/ Anne Tuttle

Name: Anne Tuttle
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated June 16, 2011